                                                                    EXHIBIT 12.1

                 THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES

                             COMPUTATION OF RATIOS

                          (IN MILLIONS, EXCEPT RATIOS)

                                    SIX MONTHS                        YEARS ENDED DECEMBER 31,
                                       ENDED       --------------------------------------------------------------
                                   JUNE 30, 2000      1999         1998         1997         1996         1995
                                   -------------   ----------   ----------   ----------   ----------   ----------
EARNINGS:
Income from continuing operations
  before income taxes and
  cumulative effect of accounting
  change (2).....................   $      839     $    1,017   $      120   $    1,433   $    1,323   $    1,020
Add: fixed charges...............           86            175          154          150          139          137
                                    ----------     ----------   ----------   ----------   ----------   ----------
Income as adjusted...............   $      925     $    1,192   $      274   $    1,583   $    1,462   $    1,157
                                    ==========     ==========   ==========   ==========   ==========   ==========

FIXED CHARGES AND PREFERRED
  DIVIDENDS:
Fixed charges:
Interest costs...................   $       55     $       99   $       75   $       86   $       87   $       91
Dividend on redeemable preferred
  securities.....................           18             36           38           33           13            7
Rental expense(1)................           13             40           41           31           39           39
                                    ----------     ----------   ----------   ----------   ----------   ----------
Total fixed charges..............   $       86            175          154          150          139          137
Preferred stock dividend
  requirements...................            8             17           13           20           38           47
                                    ----------     ----------   ----------   ----------   ----------   ----------
Total fixed charges and preferred
  stock dividend requirements....   $       94     $      192   $      167   $      170   $      177   $      184
                                    ==========     ==========   ==========   ==========   ==========   ==========
Ratio of earnings to fixed
  charges........................        10.68           6.80         1.78        10.56        10.51         8.42
                                    ==========     ==========   ==========   ==========   ==========   ==========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividend requirements....         9.82           6.22         1.64         9.33         8.25         6.30
                                    ==========     ==========   ==========   ==========   ==========   ==========

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(1) Interest portion deemed implicit in total rent expense. Amounts for 1999 and
    1998 include $11 million for each year of net present value of rents representative of interest included in facilities exit costs.

(2) "Income from continuing operations before income taxes" has been restated to exclude income from discontinued operations, due to our sale of our standard personal insurance business, and our non-standard auto business.